PRESS RELEASE

Plantronics Declares Quarterly Dividend

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer & Director of Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE April 26, 2005

SANTA CRUZ, CA. - April 26, 2005 - Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors declared a quarterly dividend of $0.05 per share. The dividend is payable on June 10, 2005 to shareholders of record at the close of business on May 10, 2005.

"We continue to perform well financially which is enabling us to return some of the cash flow generated to our shareholders in the form of a dividend," said Ken Kannappan, President and Chief Executive Officer.

About Plantronics

Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 3,600 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners.